Exhibit 21.1 - List of Subsidiaries

Name                               Jurisdictions            Percentage Owned
----                               -------------            ----------------
Deli Solar (BVI)              British Virgin Islands   100%
Deli Solar (PRC)              PRC                      100% (by Deli Solar (BVI))
Beijing Ailiyang Solar        PRC                      100% (by Deli Solar (PRC))
Energy Technology Co., Ltd.